ASSET PURCHASE AGREEMENT

BETWEEN WESTERN PLAINS PETROLEUM LTD. and ALBERTA STAR DEVELOPMENT CORP.

DATED AUGUST 25, 2010

TABLE OF CONTENTS

Article 1 INTERPRETATION

3

1.1

Definitions

 3

1.2

Headings and References

 9

1.3

Interpretation Not Affected by Headings

 9

1.4

Included Words

9

1.5

Schedules

 9

1.6

Damages    9

1.7

Knowledge

 9

1.8

Use Of Canadian Funds

 10

1.9

Derivatives

 10

1.10 Interpretation If Closing Does Not Occur

 10

1.11

Conflicts

 10

1.12 Responsibility Extends To Legal Costs

 10

Article 2 PURCHASE AND SALE AND CLOSING

10

2.1

Purchase and Sale

 10

2.2

Closing

 10

2.3

Specific Conveyancing

 11

2.4

Title Documents and Miscellaneous Interests

 11

2.5

Form of Payment

 11

2.6

Payment of Purchase Price

 11

2.7

Goods and Services Tax

 11

2.8

Other Taxes

 11

2.9

Allocation of Purchase Price

 12

2.10 Operator and Operating Agreement

 12

Article 3 CONDITIONS OF CLOSING

12

3.1

Purchaser's Conditions

 12

3.2

Vendor's Conditions

 13

3.3

Efforts to Fulfill Conditions Precedent

 14

Article 4 REPRESENTATIONS AND WARRANTIES

14

4.1

Representations and Warranties of Vendor

 14

4.2

Limitation on Vendor's Representation and Warranties

 16

4.3 Acknowledgements

 17

4.4

Representations and Warranties of Purchaser

 17

Article 5 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

18

5.1

Vendor's Indemnities for Representations and Warranties

 18

5.2

Purchaser's Indemnities for Representations and Warranties

 18

5.3

Time Limitation

 18

5.4

Limit on Vendor's Liability

 18

Article 6 MUTUAL INDEMNITIES

 18

6.1

General Indemnity

 18

6.2

Abandonment and Reclamation

 19

6.3

Environmental Matters

 19

6.4

Limitation

 19

6.5

No Merger

20

Article 8 OPERATING ADJUSTMENTS

20

8.1

Operating Adjustments

20

8.2

Audits

21

8.3

Hold Back

21

Article 9 MAINTENANCE OF ASSETS

21

9.1

Maintenance of Assets

21

9.2

Consent of Purchaser

22

9.3

Post Closing Administration

 22

9.4

Lease Rental Payments and Related Specific Conveyances

24

Article 10 CONFIDENTIALITY

24

10.1 Purchaser's Obligation To Maintain Information Confidential

 24

10.2 Consultants And Advisors Bound

24

Article 11 ASSIGNMENT

24

11.1 Assignments Before Closing

 24

11.2 Assignments By Purchaser After Closing

 24

Article 12 GENERAL

25

12.1 Further Assurances

25

12.2 No Merger

25

12.3 Entire Agreement

25

12.4 Subrogation

 25

12.5 Governing Law

25

12.6 Enurement

25

12.7 Time of Essence

26

12.8 Notices

 26

12.9 Removal of Signs

26

12.10 Invalidity of Provisions

 27

12.11 Waiver

27

12.12 Amendment

27

12.13 Agreement not Severable

27

12.14 Confidentiality and Public Announcements

27

12.15 Privacy Laws

27

12.16 Consequences Of Termination

28

12.17 Counterpart Execution

28

ASSET PURCHASE AGREEMENT This Agreement made as of August 25, 2010

BETWEEN:

WESTERN PLAINS PETROLEUM LTD., an Alberta corporation (the "Vendor")

- and -

ALBERTA STAR DEVELOPMENT CORP., an Alberta corporation (the "Purchaser")

WHEREAS pursuant to an sale and conveyance agreement dated August 25, 2010, the Vendor agreed to purchase, and Nordic Oil and Gas Ltd. agreed to sell, the Vendor's Interest (as defined herein), such purchase and sale to occur immediately prior to the Closing Time (as defined herein) in respect of the purchase and sale of the Purchased Interest (as defined herein) contemplated under this Agreement;

AND WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the Purchased Interest, subject to and in accordance with the terms and conditions hereof;

This Agreement witnesseth that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

ARTICLE 1 INTERPRETATION

1.1

Definitions

In this Agreement, unless the context otherwise requires:

(a) "Agreement" means this agreement, together with all schedules attached hereto and made part hereof and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary hereto;

(b) "Adjustment Date" means the hour of 8:00 a.m., Calgary time, on July 1, 2010;

(c) "AFE's" means the authorities for expenditure, operations notices, amounts budgeted to agreements and mail ballots, if any, set forth and described in Schedule "B" under the heading "AFE's";

(d) "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(e) "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta or in Calgary, Alberta;

(f) "Closing" means the delivery by Purchaser to Vendor of the Purchase Price, the legal and beneficial transfer of ownership and risk in and to the Purchased Interest by Vendor to Purchaser, and the delivery of all documents required hereby, on the Closing Date;

(h)

"Closing Place" means the offices of Vendor's counsel, or such other place as may be agreed upon in writing by Vendor and Purchaser;

(I)

"Closing Time" means 10:00 a.m. on the Closing Date;

(j) "Counsel" means any Alberta barrister and solicitor or firm thereof retained by Vendor or Purchaser, as the case may be;

(k) "Exchange" means the TSX Venture Exchange Inc.;

(I)

"Facilities" means the facility or facilities, if any, set forth and described in Schedule "B"

under the heading "Facilities";

(m) "General Conveyance" means the Petroleum, Natural Gas and General Rights Conveyance in the form set forth and described in Schedule "C" hereof;

(n) "GST" means the goods and services taxes as provided in the Excise Tax Act (Canada) as amended, or any successor or parallel provincial or federal legislation that imposes a tax on the recipient of goods and services supplied under this Agreement;

(o) "Lands" means the lands set forth and described in Schedule "A", insofar as rights to the Petroleum Substances underlying these lands are granted, reserved or otherwise conferred by the Title Documents, together with all lands with which such lands have been pooled or unitized and include the Petroleum Substances within, upon or under such lands;

"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands and to the zones and formations set out in Schedule "A");

(q) "Material Adverse Change" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, condition (financial or otherwise), licenses, permits, concessions, rights, liabilities or privileges, whether contractual or otherwise, of Vendor or Purchaser, as the case may be, which is, or could reasonably be expected to be, materially adverse to the Assets as a whole (for the purposes of Section 3.1(f)), or the business of the Purchaser (for the purposes of Section 3.2(f)), but shall not include a change resulting from (i) an action which has, prior to the date hereof been publicly disclosed or an action taken by Vendor or Purchaser, as the case may be, to which the other consented to in writing, (ii) conditions affecting the oil and natural gas industry generally including, without limitation changes in commodity prices, (iii) an action resulting from any drilling activities or other operations which have been approved in accordance with this Agreement including the future prospects arising from the result thereof of a Party, or (iv) general economic, financial, currency exchange, securities or commodity market conditions in Canada including, without limitation, changes in currency exchange rates;

(r) "Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but only to the extent that such property, assets, interests and rights pertain to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

(ii) fee simple rights to, and rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Wells;

(iii) all subsisting rights to carry out operations relating to the Lands or Tangibles, and without limitation, all easements and well, pipeline and other permits, licences and authorizations;

(iv) the Wells, including the wellbores and any and all casing;

(v) all non-interpretative technical data; and

unless otherwise agreed in writing by the Parties, the Miscellaneous Interests shall not include agreements, documents or data to the extent that they pertain to Vendor's proprietary technology or interpretations or they are owned or licensed by Third Parties with restrictions on their deliverability or disclosure by Vendor to any assignee which is not an affiliate of Vendor.

(s) "Nordic" means Nordic Oil and Gas Ltd., a Manitoba corporation;

(t) "Nordic Agreement" means the sale and conveyance agreement dated August 25, 2010, between the Vendor and Nordic, attached hereto as Schedule "E", pursuant to which the Vendor purchase, and Nordic agreed to sell, the Vendor's Interest, such purchase and sale to occur immediately prior to the Closing Time in respect of the purchase and sale of the Purchased Interest contemplated under this Agreement;

(u) "Nordic Interest" means the 100% interest of Nordic in and to the lands, petroleum and natural gas rights, and the wells, as described in Schedule "A" hereof, from which Nordic has agreed to sell, and Vendor has agreed to purchase, the Vendor's Interest pursuant to the Nordic Agreement;

(v) "Operating Agreement" means the joint operating agreement that the Purchaser is to be novated into at Closing, adopting the 1990 CAPL Operating Procedure with insertions and amendments thereto, all as set forth in Schedule "D" hereof;

(w) "Party" means a party to this Agreement and "Parties" means both parties to this Agreement;

(x) "Permitted Encumbrances" means:

(i) liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(ii) liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation;

(iii) mechanics', builders' and materialmen's liens in respect of services rendered. or goods supplied for which payment is not due or the validity of which is being diligently contested by Vendor;

(iv) easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

(v) the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi) rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

(vii) statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

(viii) any security held by any Third Party encumbering Vendor's Interest in and to the Assets or any part or portion thereof, in respect of which Vendor delivers a discharge in registrable form, a no interest letter with an undertaking to discharge the security interest or like document (in a form satisfactory to the Purchaser), or in respect of which arrangements have been made to the satisfaction of the Purchaser, acting reasonably, for the Purchaser to receive discharges after the Closing Date;

(ix) the Sale, Processing and Transportation Contracts and agreement or agreements (if any) for the sale of Leased Substances that are terminable on not greater than 90 days notice (without an early termination penalty or other cost);

(x) all royalty burdens, net profit interests, liens, adverse claims, penalties, reductions in interests and other encumbrances set out in Schedule "A";

(xi) the terms, conditions and obligations arising under the Title Documents; including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Title Documents in good standing and any gross royalty trusts applicable to the grantor's interest in any of the Title Documents;

(xii) the Rights of First Refusal, if any, or similar restrictions applicable to any of the Assets;

(xiii) undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards Vendor's share of the costs and expenses thereof;

(xiv) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

(xv) those agreements and plans relating to pooling or unitization, provided that any unit agreement applicable to the Lands is identified in Schedule "A" hereof;

(xvi) the agreements identified in Schedule "B" respecting the processing, treating or transmission of Petroleum Substances or the operation of Wells by contract field operators;

(xvii) those penalties which are disclosed in Schedule "A" and which have arisen prior to the Closing Time under operating procedures or similar agreements as a consequence of elections by Vendor not to participate in operations on the Lands to which the penalty applies; and

(xviii) applicable crown and freehold royalties and standard security interests held by any governmental authority, municipality, utility or similar entity.

(y) "Petroleum and Natural Gas Rights" means Vendor's Interest in the Lands and Title Documents set forth and described in Schedule "A" hereof;

(z) "Petroleum Substances" means any of crude oil, crude bitumen and products derived there from, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur, but specifically excluding any interests in respect of which a Third Party exercises a Right of First Refusal;

(aa)

"Privacy Law" means the Personal Information Protection and Electronic Documents Act

(Canada), Personal Information Protection Act (Alberta), Freedom of Information and Protection of Privacy Act (Alberta), the Health Information Act (Alberta), equivalent legislation in other Provinces and Territories, all regulations thereunder, and all orders issued pursuant thereto;

(bb)

"Purchase Price" means the amount payable by Purchaser to Vendor as set forth and described in Section 2.9 hereof;

(cc)

"Purchased Interest" has the meaning ascribed in Section 2.1 hereof;

(dd)

"Regulatory Approvals" means all regulatory approvals applicable to the transactions contemplated herein, including without limitation, the approvals of the Alberta Energy and Utilities Board and the Exchange;

(ee)

"Right of First Refusal" means a preferential, pre-emptive, first purchase right or similar right that becomes operative by virtue of this Agreement or the transaction to be effected by it whereby any Third Party, other than a Party hereto, has the right to acquire or purchase all of a portion of the Assets as a consequence of Vendor having agreed to sell the Assets to Purchaser in accordance with the terms hereof;

(if)

"Sale, Processing and Transportation Contracts" means the agreement or agreements, if any, set forth and described in Schedule "B" under the heading "Sale, Processing and Transportation Contracts";

(gg)

"Security Interests" means any assignment, security, general security agreement, deed of trust, debenture, land charge, mortgage, charge, pledge, negative pledge, lien or other security interest whatsoever or howsoever created or arising (and the registrations evidencing same) whether absolute or contingent, fixed or floating, perfected or not, which encumbers the title of the Vendor in and to any or all of the Assets or any part or portion thereof or the proceeds to be received hereunder;

assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(ii)

"Take or Pay Obligations" means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances;

"Tangibles" means, subject to any and all limitations and exclusions provided for in this definition, the Facilities and any and all tangible depreciable property and assets other than the Facilities which are located within, upon or in the vicinity of the Lands and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection, water disposal or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment (including any SCADA systems) but excluding all motorized vehicles;

(kk)

"Third Party" means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(II)

"Title Defect" means a defect, deficiency or discrepancy in or affecting the title of Vendor in and to any of the Assets, other than a Permitted Encumbrance or as specifically disclosed herein, which is sufficiently material that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and natural gas properties, acting reasonably, but does not include: (i) a Right of First Refusal set forth and described in Schedule "A"; or (ii) any encumbrance in respect of the Vendor's Indebtedness which is permitted to be discharged following the Closing Date in accordance with the terms of this Agreement;

(mm) "Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring or governing rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances,

(ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to

(iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands and further, to the zones and formations set out in Schedule "A" hereof;

(nn)

"Vendor's Interest" means the sixty-six and two-thirds (66 2/3%) percent interest in and to the Nordic Interest, as set forth and described in Schedule "A" hereof, to be acquired by the Vendor from Nordic pursuant to the Nordic Agreement; and

(oo)

"Wells" means all wells which have been, are or may be used in connection with the

Petroleum and Natural Gas Rights, including without limitation producing, shut-in, suspended, abandoned, water source, water disposal and water injection wells and all wells set forth and described in Schedule "A" hereof.

1.2

Headings and References

The expressions "Article", "Section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement. The references "hereunder", "herein" and "hereof' refer to the provisions of this Agreement. Any references to time shall refer to Mountain Standard Time or Mountain Daylight Savings time during the respective intervals in which each is in force.

1.3

Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4

Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5

Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"

Lands and Petroleum and Natural Gas Rights

Wells

- Rights of First Refusal Schedule "B"

-

AFE's

Facilities

Sales, Processing and Transportation Contracts

- Other Material Contracts

Schedule "C"

-

General Conveyance

Schedule "D"

-

Operating Agreement

Schedule "E"

Nordic Agreement

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6

Damages

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement, include without limitation, reasonable legal fees and disbursements on a solicitor and client basis.

1.7

Knowledge

Where in this Agreement a representation or warranty is limited to the knowledge, information or belief of Vendor, such knowledge, information or belief consists of the actual knowledge or awareness of the current officers of Vendor whose normal responsibilities relate to the subject matter of the representation or warranty, including the knowledge such officer ought to have after reasonable inquiry. Knowledge and awareness does not include the knowledge of any Third Party and Vendor does not have any obligation to make inquiry of Third Parties or the files or records of any third party or public authority in connection with the representations and warranties that are made to Vendor's knowledge, information and belief other than inquiries which would be made in the normal course.

1.8

Use Of Canadian Funds

All references to "dollars" or "8" herein shall refer to lawful currency of Canada. 1.9

Derivatives

Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.10

Interpretation If Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Purchased Interest hereunder shall be construed as having been contingent upon Closing having occurred.

1.11

Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or the General Conveyance, the provision of the body of this Agreement shall prevail.

1.12

Responsibility Extends To Legal Costs

References to costs in the liability and indemnification obligations prescribed by Article 5 and Article 6 shall be deemed to include reasonable legal costs on a solicitor-client basis.

ARTICLE 2 PURCHASE AND SALE AND CLOSING

2.1

Purchase and Sale

Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, a fifty (50%) percent interest in and to all of the right, title, estate and interest of Vendor in (whether absolute or contingent, legal or beneficial) the Vendor's Interest (the "Purchased Interest") subject to and in accordance with the terms of this Agreement.

The Purchaser acknowledges, confirms and agrees that, as of the date of this Agreement, the Vendor has no right, title, estate or interest in or to the Vendor's Interest, other than as contemplated under the Nordic Agreement, and that Closing is subject to the Vendor acquiring the Vendor's Interest at or immediately prior to the Closing Time. Subject to the foregoing, on Closing, the Purchaser, Vendor and Nordic will then each hold a thirty-three and one-third (33 1/3%) percent interest in and to the Nordic Interest.

2.2

Closing

Closing shall take place at the Closing Place on the Closing Date if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and legal and beneficial ownership of the Purchased Interest shall pass from Vendor to Purchaser at the Closing Time on the Closing Date, provided however, that the purchase and sale as herein contemplated shall for the purposes of adjustments be effective as of the Adjustment Date. The Parties shall execute and deliver the General Conveyance and Specific Conveyances at Closing.

2.3

Specific Conveyancing

(a) After Closing, Purchaser shall use all reasonable efforts to become, as soon as reasonably practicable, the recognized and beneficial holder of the Purchased Interest and shall promptly register all Specific Conveyances; provided however, in furtherance thereof and without limitation, Vendor may elect to register on behalf of Purchaser all transfers of well licences, pipeline permits and similar documents. Vendor, where Purchaser is the registering party, and Purchaser, where Vendor is the registering party, shall promptly take whatever steps are necessary to verify such registrations.

(b) Purchaser shall bear all costs, fees and deposits of every nature and kind incurred (whether by Vendor or Purchaser) in registering any Specific Conveyances, if any, and registering any further assurances required to convey the Purchased Interest the to Purchaser; and Vendor, acting reasonably, may include any amount actually paid by Vendor in respect of such registration in the final adjustments.

2.4

Title Documents and Miscellaneous Interests

Vendor shall deliver to Purchaser at Closing the duplicate copies/photocopies of the Title Documents and any other agreements and documents to which the Assets are subject and the original copies of contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to Closing. Notwithstanding the foregoing, if and to the extent such Title Documents, contracts, agreements, records, books, documents, licences, reports and data also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies.

2.5

Form of Payment

Except as otherwise stated, all payments to be made pursuant to this Agreement shall be in Canadian funds. All payments to be made at Closing shall be made by bank draft, certified cheque, solicitor's trust cheque or other form of guaranteed funds or by wire transfer to an account designated by Vendor to Purchaser in writing prior to Closing.

2.6

Payment of Purchase Price

The aggregate purchase price to be paid by Purchaser to Vendor or otherwise directed by Vendor in writing for the Purchased Interest shall be equal to fifty (50%) percent of the Adjusted Purchase Price (as defined in the Nordic Agreement attached hereto as Schedule "E") paid by the Vendor for the Vendor's Interest pursuant to the Nordic Agreement (the "Purchase Price"), currently estimated to be $1,466,666.66, such amount payable in the form as described in Section 2.5 herein.

2.7

Goods and Services Tax

Under current legislation, Vendor and Purchaser calculate the GST to be $14,666.66, based on the an estimated Purchase Price of $1,466,666.66, as described in Section 2.6 herein. The GST registration number of Vendor is 826410920 RT0001 and the GST registration number of Purchaser is 888717691 RT0001. Purchaser shall remit the GST to Vendor at Closing.

2.8

Other Taxes

At Closing, Purchaser shall be solely responsible for all sales taxes, transfer taxes, fees, charges, levies or similar assessments which may be imposed upon the Purchaser by any governmental authority and pertaining to its acquisition of the Purchased Interest or to the circulation and registration of the Specific Conveyances and shall remit any such amounts to the applicable governmental authority according to law.

2.9

Allocation of Purchase Price

Based on an estimated Purchase Price of $1,466,666.66, the Parties shall allocate the Purchase Price as follows:
Petroleum and Natural Gas Rights	$ 1,173,333.33
Tangibles	$ 293,333.33
Miscellaneous Interests	1.00
Purchase Price	$ 1,466,666.66
Plus 5% G.S.T. on Tangibles	$ 14,666.66
Total	$ 1,481,333.32

The Purchase Price, calculation of GST, and the Purchase Price allocation, all described above, shall be increased or decreased, as the case may be, in accordance with the Adjusted Purchase Price under the Nordic Agreement. In determining the Purchase Price, the Parties have taken into account Purchaser's assumption of responsibility for its proportionate share of the future abandonment and reclamation costs associated with the Assets.

2.10

Operator and Operating Agreement

At the Closing Date, the Purchaser shall be novated into the Operating Agreement, in the form attached hereto as Schedule "D", and hereby acknowledges and confirms that the Vendor shall continue to perform the duties and obligations of an Operator (as defined under the Operating Agreement) thereunder in respect of all the Assets.

ARTICLE 3 CONDITIONS OF CLOSING

3.1

Purchaser's Conditions

The obligation of Purchaser to purchase the Purchased Interest from the Vendor is subject to the following conditions precedent being complied with prior to the Closing Time or such other time and date as herein set forth, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

(a) Purchaser shall have received a satisfactory review and, if necessary, shall have obtained a satisfactory title opinion of the Assets, or a portion thereof;

(b) Purchaser shall have received all necessary Regulatory Approvals, if any, required to complete the transaction contemplated hereby;

(c) all material obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(d) from the Adjustment Date to the Closing Time, the Assets shall have suffered no Material Adverse Change;

(e) the Vendor shall have delivered to the Purchaser at or prior to Closing, registerable discharges, no interest letters, undertakings or discontinuances to discharge any Security Interests or other claims or actions held by or commenced cy any Third Party encumbering or related to the Assets or any part or portion thereof, including all discharges of Security Interests or other claims or actions contemplated to be delivered by Nordic under the Nordic Agreement;

(0

Vendor shall have delivered to Purchaser a certificate of an officer of Vendor dated as of the Closing Time confirming that the representations and warranties of Vendor set forth in Section 4.1 are true and correct in all material respects at the Closing Time, and that Vendor has performed or complied in all material respects with all of the covenants and obligations required to be performed under this Agreement prior to Closing;

(g) Vendor and Nordic shall have made satisfactory arrangements for the payment to Newco Tank Corp. ("Newco") of any equipment lease payment arrears of Nordic in respect of the equipment lease agreement dated June 19, 2009, with Newco, and the assignment of such equipment lease from Nordic to Vendor, upon terms acceptable to the Purchaser and Nordic;

(h) Vendor shall have obtained and produced to Purchaser the written consent to the transaction contemplated hereby of each Third Party, if any, whose consent is required under the terms of the Title Documents and any other agreements and documents to which the Assets are subject;

Purchaser shall be satisfied, acting reasonably, that there is no material environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto;

(i) Purchaser shall be satisfied, acting reasonably, with the Sale, Processing and Transportation Contracts;

(k)

Purchaser shall be satisfied, acting reasonably, that the Tangibles are in good and operable condition, reasonable wear and tear excepted; and

(0

the purchase, sale and conveyance of the Vendor's Interest to the Vendor in accordance with the Nordic Agreement shall have closed contemporaneously with the Closing Time.

If any one or more of the foregoing conditions precedent has or have not been materially satisfied, materially complied with, or waived by Purchaser, at or before the date specified for its satisfaction, Purchaser may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor. If Purchaser rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in Article 11.

3.2

Vendor's Conditions

The obligation of Vendor to sell the Purchased Interest to Purchaser is subject to the following conditions precedent being complied with prior to the Closing Time, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

(a) all material obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(b) all amounts to be paid by Purchaser to Vendor, or as otherwise directed by Vendor, in writing at Closing shall have been paid to Vendor, or as otherwise directed by Vendor in writing, in the form stipulated in this Agreement;

(c) Vendor shall have received all necessary Regulatory Approvals required to complete the transaction contemplated hereby;

(e)

Purchaser shall have delivered to Vendor a certificate of an officer of Purchaser dated as of the Closing Time confirming that the representations and warranties of Purchaser set forth in Section 4.4 are true and correct in all material respects of the Closing Time, and that Purchaser has performed or complied in all material respects with all of the covenants and obligation required to be performed under this Agreement prior to Closing;

the purchase, sale and conveyance of the Vendor's Interest to the Vendor in accordance with the Nordic Agreement shall have closed contemporaneously with the Closing Time;

(g) there shall be no action taken under any existing law, regulation, rule or order, nor any statute, will, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or regulatory authority or similar agency, that imposes or restricts any material limitations on the Purchaser to purchase and to effectively exercise full rights of ownership of the Purchased Interest or the ability to operate same after the closing; and

(h) any consents or other restrictions on the transfer, sale or assignment of the Purchased Interest shall have been complied with; and

(i) the Vendor shall have had the opportunity to review, and shall be satisfied with, all due diligence material relating to the Purchaser.

If any one or more of the foregoing conditions precedent has not been satisfied, complied with, or waived by Vendor, at or before the Closing Time, Vendor may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser. If Vendor rescinds this Agreement, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in Article 10.

3.3

Efforts to Fulfill Conditions Precedent

Purchaser and Vendor shall proceed diligently and in good faith and use best efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of Vendor

Purchaser acknowledges that it is purchasing the Purchased Interest on an "as is, where is" basis, without representation and warranty except as hereinafter set forth and without reliance on any information provided to or on behalf of Purchaser by Vendor or any Third Party, except that and subject in all instances to the Permitted Encumbrances or any matter disclosed in any of the Schedules hereto and upon compliance with the provisions of Article 3. Vendor makes the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of one (1) year from the Adjustment Date:

(a)

Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Vendor, is duly registered to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over Purchased Interest in and to the Assets according to the true intent and meaning of this Agreement;

(b) the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate and directors' actions and will not result in, any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Vendor is bound;

(c) the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Vendor;

(d) this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

(e) other than the Regulatory Approvals, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefore, previously obtained and currently in force;

(0

the Vendor does not represent or warrant title to the Assets, but does represent that

Vendor has not alienated or encumbered the Assets or any part or portion thereof (other than as disclosed herein), Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and except for Permitted Encumbrances, Security Interests which shall be discharged or released on or prior to the Closing Date and the Security Interests in favour of Computershare Trust Company of Canada or other indenture trustee in its capacity as indenture trustee under the trust indenture dated November 6, 2009, between Nordic, ComputershareTrust Company of Canada providing for the issuance of convertible secured debentures, in the principal aggregate amount of $497,000, and the Toronto Dominion Bank, for which "no interest" letters will be delivered at Closing in respect of the Purchased Interest, the Assets are now free and clear of all Security Interests, liens, royalties, conversion rights and other claims of Third Parties, created by, through or under Vendor or of which Vendor has knowledge;

(9)

none of the interest of Vendor in and to the Assets is subject to any Rights of First

Refusal;

(h) except for the Permitted Encumbrances and the Security Interests listed in the Nordic Agreement, Vendor has not, to its knowledge, received notice from any Third Party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made;

Vendor has not, to its knowledge, failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title Documents or any other agreements and documents to which the Assets are subject if such failure would reasonably be expected to have a material adverse effect upon the aggregate value of the Assets;

(i) Vendor has not received notice of default and to Vendor's knowledge, is not in any default under any of the Title Documents or any other obligation, agreement, document, order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(k)

no suit, action or other proceeding before any court or governmental agency has been commenced against Vendor or to Vendor's knowledge, information and belief has been threatened against Vendor or any Third Party, and there are no unsatisfied judgments, any of which might result in impairment or loss of Vendor's Interest of, in and to the Assets or which might otherwise adversely affect the Assets or any rights to, and rights to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them;

other than those of which Purchaser has notice or as disclosed in the Nordic Agreement hereto or as issued by the Vendor to Purchaser prior to the date hereof, Vendor has not issued or approved any AFE's with respect to the Assets under which amounts may become payable after the Adjustment Date under which Vendor's share will be greater than $25,000;

(m) at Closing Time, Vendor will not have encumbered or alienated any interest in the Purchased Interest, including the Material Agreements, subject to Permitted Encumbrances;

(n) Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(o) Vendor has complied with all requirements of Privacy Laws;

(p) Vendor is not a "non-resident" of Canada within the meaning of the Income Tax Act (Canada); and

(a)

Vendor has made reasonable inquiries and searches for material documents and information relating to the Assets and for all information reasonably required to make the representations and warranties contained in this Agreement not misleading.

4.2

Limitation on Vendor's Representation and Warranties

Without limiting the generality of Section 4.1 and except and to the extent expressly stated in Section 4.1, Vendor does not warrant title to the Assets or make any representations or warranties with respect to:

(a) any data or information, including any engineering, geological or other interpretations or evaluations supplied by Vendor in connection with the Assets;

(b) the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

(c) the value of the Purchased Interest, the Assets or the future cash flow or production therefrom;

(d) any estimates of the value of the Purchased Interest, the Assets or the revenues applicable to future production from the Lands or any lands pooled or utilized therefrom;

(e) future rates of production of Petroleum Substances from the Lands;

(0

the quality, condition or serviceability of the Assets; or

(9)

the suitability of the use of the Assets for any purpose.

4.3

Acknowledgements

(a)

Without detracting from Purchaser's reliance on Vendor's representation and warranties in Section 4.1, Purchaser acknowledges that as of the Closing Time:

(i) it will have made its own independent investigation, analysis, evaluation and inspection of Vendor's Interest in the Assets, including a review of Vendor's title thereto and the state and condition thereof and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets and Vendor's title thereto; and

(ii) it has been provided with the right and opportunity to conduct its own due diligence and site inspections of and in respect to environmental liabilities associated with the Assets, if any, and will have relied on its own investigation, analysis, evaluation and inspection as to its assessment of the environmental condition of the Assets.

(b)

Notwithstanding the foregoing, the Parties acknowledge, confirm and agree that

Purchaser is entitled to the benefit of and at the Closing Time will be substituted and subrogated in and to all the covenants, representations, warranties and indemnities provided by Nordic in the Nordic Agreement in respect of the Purchased Interest or any part of portion thereof.

4.4

Representations and Warranties of Purchaser

Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of one (1) year from the Adjustment Date:

(a) Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is registered to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to purchase the Purchased Interest from the Vendor according to the true intent and meaning of this Agreement;

(b) the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c) the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgment, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d) this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefore, previously obtained and currently in force;

Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability;

(g) Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act or a non-resident of Canada for purposes of the Income Tax Act (Canada); and

(h) Purchaser nor any of its subsidiaries is party to any actions, suits or proceedings which could materially affect its financial condition or business and to the best of Purchaser's knowledge no such actions, suits or proceedings have been threatened.

ARTICLE 5 INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

5.1

Vendor's Indemnities for Representations and Warranties

Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 4.1 been accurate and truthful, provided however, that nothing in this Section 5.1 shall be construed so as to cause Vendor to be liable to or indemnify Purchaser in connection with any representation or warranty contained in Section 4.1 if and to the extent that Purchaser did not rely upon such representation or warranty.

5.2

Purchaser's Indemnities for Representations and Warranties

Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 4.4 been accurate and truthful, provided however that nothing in this Section 5.2 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in Section 4.4 if and to the extent that Vendor did not rely upon such representation or warranty.

5.3

Time Limitation

No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of one (1) year from the Closing Time.

5.4

Limit on Vendor's Liability

In no event shall the total of the liabilities and indemnities of Vendor under this Agreement exceed the Purchase Price, except in the event of fraud. The indemnities provided for in this Article 5 shall apply only if Closing occurs.

ARTICLE 6 MUTUAL INDEMNITIES

6.1

General Indemnity

Purchaser shall be liable to Vendor for and shall, iri addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities whatsoever suffered, sustained, paid or incurred by Vendor, which arise out of any matter or thing accruing, attributable to, connected with or occurring or arising from and after the Adjustment Date and which relates to the Purchased Interest, provided however, that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of acts or omissions of Vendor, provided the omission was with respect to an obligation of the Vendor that was not assumed by the Purchaser as otherwise contemplated in this Agreement.

Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities whatsoever suffered, sustained, paid or incurred by Purchaser, which arise out of any matter or thing accruing, attributable to, connected with or occurring or arising from and after the Adjustment Date and which relates to the Purchased Interest, provided however, that Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which arise out of acts or omissions of Purchaser.

6.2

Abandonment and Reclamation

Purchaser shall perform and shall be liable for the timely performance of all abandonment and reclamation obligations pertaining to the Purchased Interest, of whatsoever nature which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor, should Purchaser fail to timely perform such obligations.

Vendor shall perform and shall be liable for the timely performance of its proportionate share of all abandonment and reclamation obligations pertaining to the Purchased Interest, of whatsoever nature which in the absence of this Agreement would be the responsibility of Purchaser. Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser should Vendor fail to timely perform such obligations.

6.3

Environmental Matters

Purchaser acknowledges that with respect to the environmental condition of the Assets, it is acquiring the Purchased Interest on an "as is" basis. Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that Vendor has provided Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of Purchaser (insofar as Vendor could reasonably provide access) and that Purchaser is not relying upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Section 4.1.

Purchaser shall be liable to the Vendor for and shall, in addition, indemnify the Vendor from and against, all losses, costs, claims, damages, expenses and liabilities whatsoever suffered, sustained, paid or incurred by Vendor, which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Purchased Interest or operations thereon or related thereto, or which pertain to any abandoned wells and well sites, abandoned facilities and facility sites, or abandoned pipelines and easements located on or in the vicinity of the Lands that pertain to the Purchased Interest or operations thereon or related thereto, however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part, at or subsequent to the Closing Time.

6.4

Limitation

Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to Section 5.1, and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to Section 5.2, in both cases disregarding the time limit set out in Section 5.3. The indemnities provided for in this Article 6 shall apply only if Closing occurs.

6.5

No Merger

The liabilities and indemnities created by Article 5 and Article 6 shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying the Purchased Interest from Vendor to Purchaser not withstanding the terms of such assignments, transfers, conveyances, novations and other documents or any rule of law or equity to the contrary, and all such rules are hereby waived.

ARTICLE 7 TITLE EXAMINATION

7.1

Access

The Purchaser acknowledges that Vendor has made available, or cause to be made available to Purchaser and its representatives all Title Documents which Vendor is legally permitted to disclose.

ARTICLE 8 OPERATING ADJUSTMENTS

8.1

Operating Adjustments

Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Purchased Interest conveyed pursuant to this Agreement, excluding income taxes but otherwise, including, without limitation: Production Expenditures, maintenance, development, operating and capital costs, government incentives and administration fees, royalties and other burdens, and proceeds from the sale of production whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Adjustment Date in accordance with generally accepted accounting principles, between the Vendor and Purchaser in respect of the Purchased Interest.

For greater certainty, adjustments in respect of production, if any, shall be made in favour of Vendor in respect of production beyond the wellhead at the Adjustment Date. On or before the second Business Day prior to the Closing Date, or as otherwise agreed between the Parties, Vendor shall provide to Purchaser prior to the Closing Time a written statement of all such adjustments to be made at Closing, and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement. Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Vendor and Purchaser, as the case may be, as soon as practicable after Closing. The intention of the Parties is that final settlement shall occur within one hundred and eighty (180) days following the Closing Time, but it is recognized that adjustments may be made after that time. No adjustments shall be made after one (1) year from the Closing Time unless written notice of the requested adjustment, with reasonable particulars, is given within one (1) year from the Closing Time, provided however that adjustments arising as a consequence of Crown royalty audits, joint venture audits or thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets are not subject to the one (1) year limit.

Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid after written notice of such failure to pay shall bear compound interest, as computed monthly, from the day such amount was due to be paid until the day such amount was paid, at the rate of two (2%) percent per annum above the rate designated as the prime rate for Canadian dollar commercial loans by the main branch in Calgary of the Royal Bank of Canada, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

8.2

Audits

Notwithstanding the provisions of Section 8.1, adjustments arising as a consequence of Crown royalty audits, joint venture audits or thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets, relating to the period prior to the Closing Time:

(a) for Which audit queries or thirteenth month adjustments are outstanding at the Closing Time; or

(b) that occur after the Closing Time but not later than two (2) years after the Closing Time (in the case of joint venture audits and thirteenth month adjustments) or four (4) years from the end of the calendar year in which Closing occurs (in the case of Crown royalty audits), shall be made as they occur and payment for them shall be made within thirty (30) days of each adjustment and shall be made by Purchaser to Vendor, or vice versa, as the case may be. Either Party may audit the records of the other relating to accounting or adjustments made subject to this Section 8.2 for two years from the date the adjustment is made. Accounting or adjustments resulting from the audit shall be settled between Vendor and Purchaser on an item-by-item basis as they occur. Nothing in this Agreement shall restrict or otherwise interfere with any audit rights Vendor or Purchaser may have under any agreements pertaining to the Assets (and the Purchased Interest) for the period prior to the Adjustment Date; it being the intention of the Parties hereto that any adjustments arising from or attributable to the exercise of such audit rights shall be for the account of Vendor. For the purposes hereof, the expression "audit right" shall include the right to initiate an audit or to participate in or receive the benefits from an audit.

8.3

Hold Back

In order to ensure sufficient funds are available for the payment of adjustments hereunder which maybe required to be reimbursed by Nordic to Vendor under the Nordic Agreement, Vendor shall holdback the amount of one hundred and fifteen thousand ($115,000) dollars from the purchase price payable by the Vendor to Nordic under the Nordic Agreement, such holdback amount to be applied in respect of adjustments to be made in respect of such transaction.

ARTICLE 9 MAINTENANCE OF ASSETS

9.1

Maintenance of Assets

Until the Closing Time and except as otherwise contemplated herein, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:

(a) maintain the Assets in a proper and prudent manner in accordance with good oil and natural gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities and if it is unable to maintain the Assets accordingly, agrees to promptly provide written notice to Purchaser of such maintenance or material compliance deficiencies or failures;

(b) pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time and if it is unable to cause to be paid such costs and expenses, agrees to promptly provide written notice to Purchaser of all costs and expenses that have become due and payable;

(c) perform and comply with all covenants and conditions contained in the Title Documents and any other agreements and documents to which the Assets are subject;

(d) promptly notify Purchaser, if, between the date of execution of this Agreement and the Closing Date, the Vendor receives written notice of any claim, suit, action or other proceeding or written notice of any material default under any agreement; and

(e) maintain adequate insurance on all insurable portions of the Assets up to the date on which Closing occurs and immediately thereafter Vendor shall be entitled to terminate all insurance carried by it in respect of the Assets.

9.2

Consent of Purchaser

Notwithstanding Section 9.1, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

(a) make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share, based on a thirty-three and one third percent and a sixty-six and two thirds percent (33 1/3% / 66 2/3% ) allocation between each of the Vendor and Purchaser, is in excess of $25,000;

(b) surrender or abandon any of the Assets;

(c) amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets;

(d) propose any operation with respect to the Assets, or any of them, or initiate the exercise of any right arising as a result of ownership of the Assets that may affect the Purchased Interest;

(e) sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the normal course of business; or

(f) grant a security interest or any encumbrance with respect to the Assets;

provided however, Vendor may assume such obligations or commitments and propose or initiate such operations or exercise any such right or option without the prior consent of Purchaser. If Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case Vendor shall promptly notify Purchaser of such intention or actions and Vendor's estimate of the cost and expenses associated therewith.

9.3

Post Closing Administration

(a) Following Closing, Vendor shall hold title to the Purchased Interest for Purchaser until all necessary notifications, registrations and other steps required to transfer such title to Purchaser have been completed.

(b) Following Closing, Vendor shall represent Purchaser as its agent in all matters arising under the Title Documents until Purchaser is substituted as a party thereto in the place of Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

(i) except as provided in Section 2.15, the Purchaser's proportionate share of payments, based on a thirty-three and on-third percent and a sixty-six and two thirds percent (33 1/3% / 66 2/3%) allocation between each of the Vendor and Purchaser, relating to the Assets after the Closing Time received by Vendor, if any, pursuant to the Title Documents shall be received and held by Vendor for Purchaser and Vendor shall remit such amounts to Purchaser, provided however, Vendor shall be entitled to retain any portion of such payments to satisfy any amounts owing or payable hereunder or to satisfy any amounts owing to Third Parties by Purchaser under the Title Documents;

(ii) Purchaser shall forward to Vendor, within the time frame required under the applicable Title Document, any cash call advances, operating fund payments or other advances required to be paid by Purchaser pursuant to the Title Documents which Vendor shall forward to the operator under the relevant Title Documents on behalf of Purchaser. Purchaser shall be responsible for the recoupment of any portion of such costs which are the responsibility of Third Parties under any Title Document;

(iii) Vendor shall forward all statements, notices and other information received by it pursuant to the Title Documents that pertain to the Purchased Interest to Purchaser following their receipt by Vendor; and

(iv) Purchaser shall forward to Third Parties to the Title Documents such notices and elections pursuant to the Title Documents pertaining to the Purchased Interest as Vendor may reasonably request.

(c)

Following Closing, in any case where Purchaser must be novated into, or recognized as a party to, the operating agreement or agreements governing any of the Assets, the following provisions shall apply with respect to those Assets until the novation has occurred:

(i) Vendor shall maintain the Assets (including the Leases) on behalf of Purchaser at Purchaser's sole cost and expense until such time as Purchaser notifies Vendor in writing that Purchaser has been recognized and accepted by the operator of the Assets;

(ii) Vendor shall not initiate, consent to or agree to participate in any operation in respect of the Assets except upon the written instruction of Purchaser; and

(iii) Vendor shall forthwith provide to Purchaser all authorizations for expenditure, notices, specific information and other documents in respect of the Assets which it receives and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instructions of Purchaser, if received on a timely basis, provided that Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful.

(d)

Purchaser shall indemnify and save harmless Vendor and its directors, officers,

servants, agents, consultants or employees from and against all liabilities, costs, losses, claims or damages whatsoever which Vendor or its directors, officers, servants, agents, consultants or employees may suffer or incur arising as a consequence of the provisions of Article 9 hereof, except to the extent caused by the gross negligence or wilful misconduct of Vendor or its servants, agents or employees. Acts or omissions taken by Vendor or its servants, agents, consultants or employees with the approval of Purchaser shall not constitute gross negligence or wilful misconduct for purposes of this subsection.

9.4

Lease Rental Payments and Related Specific Conveyances

Unless otherwise directed by Purchaser, Vendor shall pay on behalf of Purchaser all rentals and shut-in royalty payments for Crown and freehold mineral and surface leases which are due and payable within thirty (30) days after the Closing Time, subject to adjustment as herein provided.

ARTICLE 10 CONFIDENTIALITY

10.1

Purchaser's Obligation To Maintain Information Confidential

Information respecting the Assets shall be retained in confidence and used only for the purposes of the transaction contemplated herein, provided that upon Closing, Purchaser's rights to use or disclose such information shall be subject only to any operating, unit or other agreements that may apply thereto. Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by Purchaser without the prior written consent of Vendor. However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent it:

(a) is or becomes publicly available through no act or omission of Purchaser or its consultants or advisors;

(b) is subsequently obtained lawfully from a Third Party, where Purchaser has made reasonable efforts to ensure that such third party is not a party to or bound by any confidentiality agreement with Vendor; or

(c) is already in Purchaser's possession at the time of disclosure, without restriction on disclosure.

However, specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

10.2

Consultants And Advisors Bound

If Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to the terms of this Agreement, Purchaser shall be responsible to Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Section 10.1.

ARTICLE 11 ASSIGNMENT

11.1

Assignments Before Closing

Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets (other than Permitted Encumbrances or as disclosed herein) without the prior written consent of the other Party.

11.2

Assignments By Purchaser After Closing

No assignment, transfer or other disposition of this Agreement or all or any portion of the Assets by Purchaser after Closing shall relieve Purchaser from its obligations to Vendor herein. Vendor shall have the option to claim payment or performance of such obligations from Purchaser or the assignee or transferee, and to bring proceedings in the event of default against either or all of them, provided that nothing herein shall entitle Vendor to receive duplicate payment or performance of the same obligation.

ARTICLE 12 GENERAL

12.1

Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement. Until Purchaser is novated, with respect to the interest of Vendor in and to the Purchased Interest, into the Title Documents and any other agreements and documents to which the Assets are subject, Vendor shall act as Purchaser's agent (including without limitation to serve operation notices and authorizations for expenditure) as Purchaser reasonably and lawfully directs. Purchaser shall be liable to Vendor and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor arising in connection with all acts or omissions of Vendor in its capacity as agent of Purchaser to the extent such acts and omissions were expressly or impliedly authorized by Purchaser.

12.2

No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the Purchased Interest to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

12.3

Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof, between Vendor and Purchaser, and expresses the entire agreement of the Parties with respect to the subject matter hereof.

12.4

Subrogation

The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given either by Nordic under the Nordic Agreement or made by others in respect of the Purchased Interests or any part or portion thereof.

12.5

Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

12.6

Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

12.7 Time of Essence

Time shall be of the essence in this Agreement.

12.8

Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor - Purchaser -	By courier: Western Plains Petroleum Ltd. #202, 5004 — 18 Street Lloydminster, Alberta T9V 1V4 Telephone: (780) 861-0356 Facsimile: (780) 808-8038 Attention: President	By mail: Western Plains Petroleum Ltd. PO Box 11256 Lloydminster AB T9V 3B5 Attention: President

ALBERTA STAR DEVELOPMENT CORP. 506-675 West Hastings Street

Vancouver, BC

Canada V6B 1N2

Attention: President

Facsimile No.:

(604) 408 - 3884

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a) by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b) by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c) except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing (the date of mailing being the Business Day immediately prior to the postmarked date of the envelope containing the notice, communication or statement or if the subject envelope has been lost or destroyed, the date of such notice, communication or statement or if undated the date of the transmittal letter accompanying the same).

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

12.9

Removal of Signs

At and after Closing, Vendor may remove any signs that indicate its ownership or operation of the Purchased Interest or Assets, as applicable. Purchaser will be responsible to erect or install signs required by governmental agencies to indicate that Purchaser is the operator of the Assets, as applicable, and to notify other working interest owners, natural gas purchasers, suppliers, contractors, governmental agencies and other Third Parties of Purchaser's interest in the Assets (in respect of the Purchased Interest) on and after Closing.

12.10 Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.11 Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this Section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

12.12 Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

12.13 Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

12.14 Confidentiality and Public Announcements

Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall provide each other at least two (2) Business Days advance written notice of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of a Party's lender.

12.15 Privacy Laws

All disclosures of "personal information" pursuant to this Agreement shall only be carried out in compliance with applicable Privacy Laws. The Parties agree that the transaction proposed by this Agreement constitutes a "business transaction" within the meaning of Privacy Laws. Each Party agrees only to request from the other Party and each Party agrees only to provide to the other Party, "personal information" which is necessary: (a) for the Parties to determine whether to proceed with the transaction contemplated by this Agreement; and (b) if the Closing is to occur, for the Parties to carry out and complete the Closing. The Parties agree that the collection, use and disclosure of "personal information" is restricted to the purposes that relate to the transaction contemplated by this Agreement.

If Closing occurs, Purchaser hereby undertakes to use and disclose the "personal information" about Third Parties that is obtained from Vendor only for those purposes for which the information was initially collected from or in respect of such Third Parties. The Parties acknowledge and agree that the

"personal information" which is provided by Vendor to Purchaser shall be: (a) information that relates solely to the Assets; and (b) information that relates solely to carrying out the objects for which the Closing occurs.

If Closing does not occur, Purchaser shall destroy or turn over (at the option of Vendor) to Vendor all of the "personal information" obtained in contemplation of Closing and still in the custody of (or under the control of) Purchaser.

12.16 Consequences Of Termination

If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Article 1010 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, Purchaser shall promptly return to Vendor all materials delivered to Purchaser by Vendor hereunder, together with all copies of them that may have been made by or for Purchaser.

12.17 Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser. Counterpart execution pages delivered via facsimile or similar electronic means shall be as binding as an originally executed copy of this page.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

Per:

Per:

SCHEDULE "A"

To an Asset Purchase Agreement dated August 25, 2010 between Western Plains Petroleum Ltd. and Alberta Star Development Corp.

Lands, Petroleum and Natural Gas Rights and Wells Lands, Petroleum and Natural Gas Rights

Crown P&NG Lease No.	Expiry Date	Land Descri tion/Ri•hts	Vendor's Interest	Permitted Encumbrances*

0406120124	14-Dec-11	All P&NG 50-1W4M:6L1,L7&L8	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% GOR
0406120125	14-Dec-11	All P&NG 50-1W4M:6L9E,L10,L15&L16	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% GDR, with respect to L10, L15 & L16 only 3% OUR to Various Holders
0406120128	14-Dec-11	All P&NG 50-1W4M:20L4 '	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR
0406120138	14-Dec-11	All P&NG 50-2W4M:11L3	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% GOR; 3% GOR to Various Holders
0406120140	14-Dec-11	All P&NG 50-2W4M:12L3,L4,&L6	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR
0406120144	14-Dec-11	All P&NG 50-2W4M:14L2&L7	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR
0406120146	14-Dec-11	All P&NG 50-2W4M:14L12&L13	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR; 3% GOR to Various Holders
0406120147	14-Dec-11	All P&NG 50-2W4M:14L15	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR; 3% OUR to Various Holders
0406120150	14-Dec-11	All P&NG 50-2W4M:22L9,L10&L16	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR; with respect to 22L9 & LIO only 3% OUR to Various Holders
0406120151	14-Dec-11	All P&NG 50-2W4M:24L1	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR
0406120152	14-Dec-11	All P&NG 50-2W4M:24L2	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR
0406120153	14-Dec-11	All P&NG 50-2W4M:24L4	66 2/3%	Crown S/S, Shafam 1% GOR, Taylor Hill 4% OUR, 3% OUR to Various Holders
0406120154	14-Dec-11	All P&NG 50-2W4M:24L6	66 2/3%	Crown S/S, Shafam 1% OUR, Taylor Hill 4% OUR, 3% OUR to Various Holders
0406120155	14-Dec-11	All P&NG 50-2W4M:24L9	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR
0407010108	11-Jan-12	All P&NG 49-1W4M:11L8	66 2/3%	Crown S/S, Shafam 1% OUR; Taylor Hill 4% OUR

* Shafam Resources Ltd. reserves a 5% OUR based on 20% of production (net 1% on 100% of production) pursuant to a June 27 2007, Overriding Royalty Agreement.

*Taylor Hill Exploration Ltd. (formerly 414896 Alberta Ltd.) reserves a 5% OUR based on 80% of production (net 4% on 100% of production) pursuant to a June 27, 2007, Overriding Royalty Agreement. This Permitted Encumbrance applies to the Joint Lands as well as any other lands purchased within the "Prospect Boundary" prior to December 31, 2010.

*Various holders of a royalty interests pursuant to Royalty Agreements dated May 21, 2010, providing for a 0.125% OUR for each $25,000 principal amount of royalty interest under such agreements, pursuant to which a total principal amount of $600,000 is held resulting in an aggregate OUR of 3% based on 100% of production, including a minimum payment of amount equal to the royalty income that would have been payable to the holder based upon the production revenue that would have been achieved from six (6) barrels of oil per day multiplied by a fraction where the numerator is the percentage of the production revenue that the holder is entitled to based upon the royalty interest of the holder and the denominator is 3% of the production revenues, payable only apply until such time as the holder has received payments equal to the original principal amount of royalty interest held, after which the minimum payments shall no longer be of any force or effect.

Wells

Area: Lloydminster, Alberta:

UWID Wells	Well Name
100/08-11-049-01W4M	NOG 8A LLOYD 8-11-49-1
102/04-20-050-01W4M	NOG 4C LLOYD 4-20-50-1
102/03-11-050-02W4M	NOG 3C LLOYD 3-11-50-2
100/10-22-050-02W4M	NOG 10C LLOYD 10-22-50-2
100/09-22-050-02W4M	NOG 9B LLOYD 9-22-50-2
100/12-14-050-02W4M	NOG LLOYD 12-14-50-2
102/12-14-050-02W4M	NOG LLOYD 12-14-50-2
100/13-14-050-02W4M	NOG LLOYD 13-14-50-2
102/15-14-050-02W4M	NOG LLOYD 15-14-50-2
100/16-06-050-01W4M	NOG LLOYD 16-6-50-1
103/12-14-050-02W4M	NOG 12D LLOYD 12-14-50-2
102/10-22-050-02W4M	NOG 10B LLOYD 10-22-50-2
103/15-14-050-02W4M	NOG 15A LLOYD 15-14-50-2
100/04-24-050-02W4M	NOG 4D LLOYD 4-24-50-2
100/15-06-050-01W4M	NOG 15B LLOYD 15-6-50-1
100/10-06-050-01W4M	NOG 10B LLOYD 10-6-50-1
100/06-24-050-02W4M	NOG 6D LLOYD 6-24-50-2

Rights of First Refusal None.

SCHEDULE "B" To an Asset Purchase Agreement dated August 25, 2010 between Western Plains Petroleum Ltd. and Alberta Star Development Corp.

AFEs, Facilities and Material Contracts,

AFEs None. Facilities

None.

Sales, Processing and Transportation Contracts

Marketing Contract (#Nordic-2007-0101) dated August 26, 2008, between Nordic Oil and Gas Ltd. and Enstream Marketing Inc.

Processing Agreement dated August 1, 2008, between Nordic Oil and Gas Ltd. and Husky Midstream. Other Material Contracts

Overriding Royalty Agreement dated June 27, 2007 between Nordic Oil and Gas Ltd. and Shafam Resources Ltd. reserving a 5% GOR based on 20% of production (net 1% on 100% of production), from Petroleum Substances produced from the Lands as well as any other lands purchased within the "Prospect Boundary" prior to December 31, 2010.

Overriding Royalty Agreement dated June 27, 2007 between Nordic Oil and Gas Ltd. and Taylor Hill Exploration Ltd. (formerly 414896 Alberta Ltd.) reserving a 5% GOR based on 80% of production (net 4% on 100% of production) from Petroleum Substances produced from the Lands as well as any other lands purchased within the "Prospect Boundary" prior to December 31, 2010.

Various holders of a royalty interests pursuant to Royalty Agreements dated May 21, 2010, providing for a 0.125% GOR for each $25,000 principal amount of royalty interest under such agreements, pursuant to which a total principal amount of $600,000 is held resulting in an aggregate GOR of 3% based on 100% of production, including a minimum payment of amount equal to the royalty income that would have been payable to the holder based upon the production revenue that would have been achieved from six (6) barrels of oil per day multiplied by a fraction where the numerator is the percentage of the production revenue that the holder is entitled to based upon the royalty interest of the holder and the denominator is 3% of the production revenues, payable only apply until such time as the holder has received payments equal to the original principal amount of royalty interest held, after which the minimum payments shall no longer be of any force or effect.

Trust Indenture dated November 6, 2009, between Nordic Oil and Gas Ltd., ComputershareTrust Company of Canada providing for the issuance of convertible secured debentures, in the principal aggregate amount of $497,000.

SCHEDULE "C" To an Asset Purchase Agreement dated August 25, 2010 between Western Plains Petroleum Ltd. and Alberta Star Development Corp.

PETROLEUM, NATURAL GAS AND GENERAL RIGHTS CONVEYANCE

THIS AGREEMENT made as of., 2010.

BETWEEN:

WESTERN PLAINS PETROLEUM LTD. ("Vendor")

- and -

ALBERTA STAR DEVELOPMENT CORP. ("Purchaser")

WHEREAS:

(A) Vendor and Purchaser entered into that Asset Purchase Agreement dated August 25, 2010 (the "Sale Agreement") with respect to the "Purchased Interest" (which term, when used in this Agreement, has the same meaning as in the Sale Agreement);

(B) All of the conditions precedent to the obligations of the Parties hereto to close the transactions contemplated by the Sale Agreement have either been fulfilled or waived in the manner provided for waiver in the Sale Agreement;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties hereto covenant and agree as follows:

1. Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Purchased Interest, to have and to hold the same, together with all benefit and advantage to be derived there from, absolutely, subject to the terms of the Sale Agreement.

2. The covenants, representations, warranties and indemnities contained in the Sale Agreement and all rights related to the substitution or subrogation thereof are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity and all rights related to the substitution or subrogation thereof contained in the Sale Agreement by virtue of the execution and delivery hereof, any rule of law, equity or statute to the contrary notwithstanding.

3. If any term or provision hereof should conflict with any term or provision of the Sale Agreement, the term and provision of the latter shall prevail and this Agreement shall at all times be read subject to all terms and conditions of the Sale Agreement.

4. This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal there from in respect of all matters arising out of or in connection with this Agreement.

5. This Agreement shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective administrators, trustees, receivers, successors and assigns.

6.

This Agreement may be executed in counterpart, no one copy of which need be executed by

Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

WESTERN PLAINS PETROLEUM LTD.

ALBERTA STAR DEVELOPMENT CORP.

Per:

Per:

Per:

Per:

SCHEDULE "D" To an Asset Purchase Agreement dated August 25, 2010 between Western Plains Petroleum Ltd. and Alberta Star Development Corp.

OPERATING AGREEMENT

JOINT OPERATING AGREEMENT Lloydminster Area, Alberta

THIS AGREEMENT made as of the

day of

, 2010.

BETWEEN:

WESTERN PLAINS PETROLEUM LTD., a body corporate, with an office at the City of Lloydminster, in the Province of Alberta, ("Western Plains")

- and -

NORDIC OIL AND GAS LTD., a body corporate, with an office at the City of Winnipeg, in the Province of Manitoba, ("No rd ic")

The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as "Party" and collectively as the "Parties".

WHEREAS the Parties are the holders of certain interests in the Joint Lands in accordance with the Sale and Conveyance Agreement; and

WHEREAS the Parties wish to provide for the exploration, development and operation of the Joint Lands as and from the Effective Date;

NOW THEREFORE, the Parties agree as follows: 1.

DEFINITIONS

In this agreement, including the premises, unless the context otherwise requires, the definitions contained in Clause 101 of the Operating Procedure shall apply. In addition to such definitions in the Operating Procedure, the following terms shall have the respective meanings assigned to them, namely:

(a) "Agreement" means this head agreement and includes all schedules hereto;

(b) "Assignment Procedure" means the 1993 CAPL Assignment Procedure which by this reference is adopted and entirely incorporated into this Agreement and will be deemed to apply as if it had been included as a separate schedule to this Agreement; and

(c) "Closing Date" means the date of the Sale and Conveyance Agreement; and

(d) "Effective Date" means the 12th day of April, 2010; and

(e) "Joint Lands" means the lands described in Schedule "A"; and

(f) "Operating Procedure" means the 1990 C.A.P.L. Operating Procedure, as amended herein, together with the 1988 P.A.S.C. Accounting Procedure annexed thereto, both as completed and attached as Schedule "B"; and

(g) "Operator" means the Party appointed to the role under section 6 herein;

(h) "Parties" means Western Plains and Nordic and their successors and assigns;

(i) "Permitted Encumbrances" means the encumbrances described in Schedule "A"; and

(j) "Sale and Conveyance Agreement" means the sale and conveyance agreement dated August, 2010, between the Parties; and

(k) "Title Documents" means the document or documents more particularly described in Schedule "A" insofar as they relate to the Joint Lands and by virtue of which the Parties are entitled to drill for, win, take or remove petroleum substances from the Joint Lands, and all renewals or extensions thereof or further Title Documents issued pursuant thereto.

2.

SCHEDULES

All Schedules attached hereto are incorporated herein by reference as fully as though contained in the body hereof The said Schedules are:

(a) Schedule "A" which sets forth and describes the Title Documents, the Joint Lands and the Permitted Encumbrances; and

(b) Schedule "B" which is the Operating Procedure electives and Accounting Procedure electives; and

3.

INTERPRETATION

(a) The headings of all clauses of this agreement are inserted for convenience of reference only and shall not be used in construing or interpreting any provisions of this agreement.

(b) Whenever the singular or masculine or neuter is used in the agreement, the same shall be construed as meaning the plural or feminine or body politic or corporate and vice versa as the context or reference to the Parties may require.

(c) The terms of this agreement express and constitute the entire agreement among the Parties. No implied covenant or liability is created or shall arise by reason of this agreement or anything herein contained.

(d) This agreement supersedes and replaces all other agreements, documents, writings and verbal understandings between the Parties relating to the Joint Lands and the Title Documents.

(e) In the event of any conflict or inconsistency between the provisions of the main body of this agreement and those of the Operating Procedure, the provisions of the main body of this agreement shall prevail. If any term or condition of this agreement conflicts with a term or condition of any of the Title Documents, then the term or condition of the Title Documents shall prevail and this agreement shall be deemed to be amended accordingly.

(f) This agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and assignees.

(g) This agreement and the relationship between the Parties shall be construed and determined according to the laws of the Province of Alberta and the courts having exclusive jurisdiction with respect to any matters or thing arising or indirectly relative to this agreement shall be the courts of the Province of Alberta.

4. AMENDMENT TO THE OPERATING PROCEDURE

The Parties agree that the Operator shall market all petroleum substances for the joint account and clause 601 of Article VI shall be amended to preclude each Party (other than the Operator) from taking its Participating Interest share of production in kind, except in the following circumstances:

(a) the Operator does not dispose of such Party's share of production, as agent of the such Party under clause 602 of Article VI;

(b) if the Operator

(i) enters a contract to sell such Party's share of production to a third party under an arm's length sale contract, (ii) sells production to a third party in an arm's length transaction; or (iii) purchases production from the Operator's own account (or for the account of an Affiliate), in any case at a price that is less than the market price for the sale of the Operator's share of production under (i), (ii) or (iii); and

(c) in the event that David Forrest is no longer managing the operations of the Operator.

Effective one (1) year after the Closing Date, the preclusion of each Party from taking its Participating Interest share of production, shall terminate unless the Operator has received notice that one or more liens (other than those liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for a Party's proportionate share of the costs and expenses of such development or operation), security interest, suit, action or other proceeding before any court or governmental agency has been commenced against the applicable Party, or to the knowledge of the applicable Party, has been threatened against the applicable Party, which might_ result in impairment or loss of the interest of the applicable Party or any of the other Parties in and to any of the Joint Lands or which might otherwise adversely affect the Joint Lands, and in such case, the preclusion of the applicable Party from taking its Participating Interest share of production shall continue until such time as the aforementioned lien, security interest, suit, action or other proceeding before any court or governmental agency that has been commenced or threatened against the applicable Party has been discharged, discontinued or otherwise resolved to the satisfaction of the

Operator acting as a prudent operator in accordance with good oil and natural gas field practice.

5. OPERATING PROCEDURE

As of the Effective Date, the Operating Procedure shall be deemed to have come into effect with respect to the Title Documents and the Joint Lands without any further execution by the Parties and shall thenceforth govern the relationship of the Parties in accordance with their respective Participating Interest with respect to all operations conducted in connection with the exploration, development, operation and maintenance of the Joint Lands for the production of petroleum substances.

6. OPERATOR

Western Plains is hereby appointed Operator under the Operating Procedure and agrees to assume the duties, obligations and rights of the Operator thereunder.

7. PARTICIPATING INTERESTS

Except as otherwise provided in this agreement, as and from the Effective Date to July 31, 2010, the Parties shall bear all costs, risks, and expenses paid or incurred under this agreement and shall own the Title Documents, the Joint Lands, the petroleum substances produced therefrom and any equipment pertaining thereto on a 50/50 basis, and from and after August 1, 2010 in accordance with the following respective undivided interests:

Western Plains

66 2/3%

Nordic

33 1/3%

(the "Participating Interests")

8. TITLE

No party warrants any better title to its Participating Interest in the Title Documents or the Joint Lands than that granted to it by the Title Documents. Each party covenants that it has complied with the terms of the Title Documents to the extent necessary to keep it in full force and effect, has good right, full power and authority to enter into this agreement and represents that it has not as of the Effective Date received any notice of default in respect thereof.

9. PERMITTED ENCUMBRANCES

Other than the Permitted Encumbrances, the Parties covenant with each other, insofar as each party's Participating Interest is concerned, that each party shall, except as otherwise provided, in the event its Participating Interest is now or hereafter shall be subject to an encumbrance, including but not restricted to an overriding royalty, created by such party (including the predecessor or successor in title to such party) be responsible for and pay for its sole account, all such encumbrances and hold the other Parties harmless from and against all claims, demands and causes of action relating thereto. The Permitted

Encumbrances are setout and described in Schedule "A" attached hereto and are a joint obligation in proportion to the Participating Interests of the Parties hereto.

10. ASSIGNMENT PROCEDURE

The Assignment Procedure shall apply with respect to any assignment of an interest in this Agreement. Clause 2404 of the Operating Procedure is hereby deleted and shall not apply to recognition of Parties upon assignment of an interest in accordance with the terms contained herein.

11. INCENTIVES

Any credits or grants obtained from Her Majesty the Queen in the right of Canada or the Province of Alberta pursuant to any law, statute, regulation or cabinet order of the appropriate jurisdiction, on account solely of any operations conducted on the Joint Lands shall be shared by the Parties participating in such operation in proportion to the interests in which they participate in such operation.

12. GOODS AND SERVICES TAX

(a) The Parties authorize the Operator, and any successor assuming Operatorship, to make and file an election on each party's behalf under subsection 273(1) of the Excise Tax Act to allow the Operator to administer the Goods and Services Tax on behalf of them for any operation under this Agreement. Subject to subclause c) below, the Operator is also authorized to administer the Goods and Services Tax for any income or proceeds received by the Operator from its sale of a party's Working Interest share of production from the Joint Lands, where the Operator made that sale on behalf of that party. The Parties each agree to be bound by those elections when made, for the duration of this Agreement, and confirm that any GST income or payments to be held by the Operator are deemed to be trust funds held for the benefit of the paying Parties.

(b) For the purposes of subsection 273(1) of the Excise Tax Act, any production of petroleum substances from the Joint Lands which is marketed by the Operator on behalf of any party, whether subject to a separate agreement or not, will be deemed to be marketed by the Operator under this Agreement unless the Operator and that party otherwise agree.

(c) The election contained in subclause (a) above will not apply to any of the Working Interest share of production from the Joint Lands taken in kind by a party, but instead that party will be responsible for complete and timely payment of the Goods and Services Tax on that production, and will be liable to and indemnify the remaining Parties from any losses, claims, costs or damages which may be brought against or suffered by the latter due to the failure of that first party to fulfil those obligations.

13. ENVIRONMENTAL LIABILITIES

(a) "Environmental Liabilities" means all liabilities, damages, losses, costs, expenses, penalties or fines or any material risk of any of those, relating to the Joint Lands in respect of the environment, whether or not caused by a breach of Regulations, and which result from operations conducted after the Effective Date on the Joint Lands or wells, and whether occurring as a one-time event or over a period of time, including, without limitation, liabilities relating to:

i) the transportation, storage, use or disposal or toxic or hazardous substances or hazardous, dangerous or non-dangerous oilfield substances or waste;

ii) the release, spill, escape or emission of toxic or hazardous substances;

iii) any other pollution or contamination of the surface, substrate, soil, air, ground water, surface water or marine environments;

iv) damages and losses suffered by third persons due to the occurrences in paragraphs (i), (ii) of this subclause (a);

v) any obligations imposed by the Regulations to protect the environment or to rectify environmental problems;

vi) and the costs to remedy any of the foregoing liabilities, damages, losses, costs, expenses, penalties or fines.

(b) Regardless of anything written in this Agreement, the provisions of Article IV and clause 2901 of the Operating Procedure will govern the liability of the Parties for Environmental Liabilities.

(c) Subject to the exception in subclause 301(b) of the Operating Procedure for an event endangering life or property or an event which the Regulations require to be remedied where failure to remedy the same could result in the prosecution of the Operator under those Regulations, if in the reasonable opinion of Operator:

i) the estimated costs of remedying an Environmental Liability do not exceed $100,000, the Operator will immediately commence and diligently proceed to remedy that Incident; or

ii) the estimated costs of remedying an Environmental Liability exceed $100,000, then before commencing to remedy the Environmental Liability, the Operator will provide written notice to the remaining Parties with sufficient detail for them to reasonably assess the nature of the Environmental Liability and the estimated costs to remedy it. Each party will be deemed to accept and approve those costs to remedy the Environmental Liability unless it provides written notice to the Operator and the other Parties within seven (7) days of its receipt of that notice that it objects that the proposed remedial measures, in which case subclause iii) will apply.

iii) This clause will survive until six (6) years after all Wells and production facilities have been abandoned or decommissioned, the Joint Lands have been fully reclaimed and restored in accordance with Regulations and a final settlement of accounts has been made among Parties, whichever event occurs last:

iv) The Parties will attempt to resolve any dispute arising under paragraph 13 c) ii) above through consultation and negotiation in good faith. However, any party may terminate the negotiation at any time after reasonable notice to the other Parties, in which case, the terminating party will refer the dispute to arbitration under the Arbitration Act of the Province of Alberta. It will be a term of any negotiated or arbitrated settlement that the Parties will continue to be required to comply, at a minimum, with Regulations governing the Environmental Liability.

14. LIMITATIONS

The Parties expressly agree that the two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, (Alberta) R.S.A. 2000, c. L-12, for any claim (as defined in that Act) brought under, or arising out of, the Agreement is extended to:

(a) For claims disclosed by an audit, two (2) years after the time this Agreement permitted that audit to be performed; or

(b) For all other claims, four (4) years;

whether or not the claimant was aware of the material facts which gave rise to the claim.

15. CONFIDENTIAL INFORMATION

Notwithstanding Article XVIII of the Operating Procedure:

(a) All data and information acquired by the Parties from any operations pursuant to this agreement or supplied by one party to the others pursuant to this agreement shall be for the sole and exclusive use and benefit of the Parties unless the Parties agree to the dissemination of that information or data or unless a party is required to give that information or data to any government agency or commission or to any recognized association within the petroleum industry, of which it is a member, that engages in the exchange of that type of factual information or data.

(b) For greater certainty, upon the termination of this agreement, any relationship of a fiduciary nature among the Parties or any of them that may have been created with respect to any information or data as described above shall also terminate.

(c) For greater certainty, nothing herein shall prohibit a Party from disclosing confidential information in accordance with Clauses 1801(b) or (d) of the Operating Procedure.

16. AREA OF MUTUAL INTEREST (a) Term of Area of Mutual Interest

It is understood and agreed that an area of mutual interest shall be established as of the Effective Date and shall comprise all petroleum and natural gas rights within one LSD (including entire spacing units) of the Joint Lands (hereinafter called the "Area of Mutual Interest"), including those zones not currently included within the Joint Lands, excluding LSDs 3, 5, 6, 11 & 14 in section 14-50-2W4M. The provisions of this

Clause 16.00 shall expire on April 1, 2011. The terms and conditions contained in this Clause 16.00 represent the full extent of the duties between the parties regarding the obligation to share opportunities in connection with the Joint Lands.

(b) Acquisitions From Crown

If during the term this clause 16. is in effect any Crown lands are posted for sale by public tender that are situated within the Area of Muffial Interest (hereinafter called the "After-acquired Lands"), the parties shall consult in good faith not less than forty-eight (48) hours prior to the date of the sale and shall attempt to agree on the joint bid or bids• to be tendered at the sale. If the parties arrive at a mutually agreeable bid or bids, Operator shall submit same on behalf of the parties hereto in the following respective undivided interests:

Western Plains

66 2/3%

Nordic

33 1/3%

(such individual right to a participating interest hereinafter sometimes referred to as the "AMI Interest").

If, after consultation in the manner hereinbefore provided, the parties are unable to agree upon a price to bid, then, by 12 o'clock noon M.S.T. of the day preceding the sale, each Party shall record with the other parties the maximum size of bid in which it is prepared to participate to the extent of its AMI Interest in the After-acquired Lands. Thereafter, each Party shall be free to bid for its sole account and, if acquired, the After-acquired Lands shall be owned by such Party free and clear of any obligation to any other unless such lands were acquired by such Party for a price which differed by more than five percent (5%) from the price which such Party represented it was prepared to pay, in which event the acquiring Party shall notify the other parties who shall each have the right for a period of seven (7) days from receipt of such notification to acquire their respective AMI Interest in the After-acquired Lands by paying to the acquiring Party within the said seven (7) day period its proportionate share of such acquisition costs.

If the parties hereto do not consult prior to a Crown sale and if any Party bids for After-acquired Lands and acquires same, then such acquiring Party shall immediately give written notice to the other parties who shall each have the right for a period of seven (7) days from receipt of notice of the acquisition to elect to acquire their respective AMI Interest in the After-acquired Lands by paying to the acquiring Party within the seven (7) day period its proportionate share of the acquisition costs.

(c) Acquisitions from Third Parties

If any Party hereto acquires an interest or the right to acquire an interest in any lands other than Crown lands posted for sale and more than fifty percent (50%) of the lands are situated within the Area of Mutual Interest, the acquiring Party shall immediately notify the other parties in writing of the acquisition, detailing the consideration paid or payable therefor and the obligations undertaken by the acquiring Party. Each of the other parties shall have seven (7) days from receipt of the notice in which to elect to participate in the said acquisition to the extent of its

Endnotes

Article 7 TITLE EXAMINATION

20

7.1

Access

20

(g)

"Closing Date" means any time on August 25, 2010, or such other time and date as may be agreed to in writing by the Parties, but in any event no later than August 30, 2010;

(i)

contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation, natural gas purchase

(hh)

"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey,

(d)

Purchaser shall have executed and delivered a novation agreement in respect of the

Operating Agreement;

-

WESTERN PLAINS PETROLEUM LTD.

ALBERTA STAR DEVE MENT CORP.

Any other trust indenture between Nordic Oil and Gas Ltd. and any other indenture trustee providing for the issuance of convertible secured debentures.